Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Rithm Capital Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	456(b) and 457(r)	—	—	—	—	—
	Equity	Preferred Stock, par value $0.01 per share	456(b) and 457(r)	—	—	—	—	—
	Equity	Depository Shares(3)	456(b) and 457(r)
	Debt	Debt Securities	456(b) and 457(r)	—	—	—	—	—
	Other	Warrants	456(b) and 457(r)	—	—	—	—	—
	Other	Subscription Rights	56(b) and 457(r)
	Other	Purchase Contracts	456(b) and 457(r)
	Other	Purchase Units	456(b) and 457(r)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

(1)
An indeterminate aggregate initial offering price, principal amount or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices or upon conversion, exchange or exercise of other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee. Any subsequent registration fees will be paid on a pay-as-you-go basis.

(2)
Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. An indeterminate aggregate offering price and number or amount of each identified class of the identified securities of the Registrant is being registered as may from time to time be issued at currently indeterminable prices and as may be issuable upon conversion, redemption, repurchase, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions.

(3)
Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event Rithm Capital Corp. or selling stockholders elect to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and shares of preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.